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Exhibit (a)(1)(D)

        Offer To Purchase For Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
DIGIMARC CORPORATION
at
$11.90 NET PER SHARE
(which does not include the value attributable
to the Spin-Off described in the Offer to Purchase)
Pursuant to the Offer to Purchase dated July 3, 2008
by
DOLOMITE ACQUISITION CO.,
a wholly-owned subsidiary of
L-1 IDENTITY SOLUTIONS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 1, 2008, UNLESS THE TENDER OFFER IS EXTENDED

July 3, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Dolomite Acquisition Co. ("Purchaser"), a Delaware corporation and wholly-owned subsidiary of L-1 Identity Solutions, Inc., a Delaware corporation ("L-1"), to act as Information Agent in connection with Purchaser's offer to purchase for cash all outstanding shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights, the "Shares"), of Digimarc Corporation, a Delaware corporation, at a purchase price of $11.90 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 3, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal in connection with the offer (the "Offer") enclosed herewith. The purchase price per Share is subject to adjustment based on the total number of Shares outstanding after giving effect to the exercise of options to purchase Shares on or prior to the Spin-Off Record Date (as defined in the Offer to Purchase). The aggregate purchase price per Share, which does not include the value of the shares of a new public company to be distributed to holders of Shares on the Spin-Off Record Date, is $310,000,000.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Purchase;

          2.     The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" providing information relating to backup federal income tax withholding;

          3.     A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Inc. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5.     A return envelope addressed to the Depositary, for your use only.

        Certain conditions to the Offer are described in Section 16 ("Certain Conditions of the Offer") of the Offer to Purchase.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 1, 2008, unless the Offer is extended.

        For Shares to be properly tendered pursuant to the Offer, (1) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        The Offer is conditioned upon, among other things, the satisfaction of a Minimum Condition (as defined in Section 16 ("Certain Conditions of the Offer") of the Offer to Purchase), which requires that the number of Shares that has been validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn prior to the expiration of the Offer which, when added to any Shares then owned by L-1, Purchaser or their respective subsidiaries, represent more than 50% of the then issued and outstanding Shares on a fully diluted basis. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 16 ("Certain Conditions of the Offer") of the Offer to Purchase.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
Innisfree M&A Incorporated

        Nothing contained herein or in the enclosed documents shall constitute you the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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  Exhibit (a)(1)(D)